Exhibit 99.2

China Integrated Energy, Inc. Announces Eight Million Share Public Follow-On Offering

XI’AN, China, October. 15 /PRNewswire-Asia-FirstCall/ -- China Integrated Energy, Inc. (Nasdaq: CBEH - News; the “Company”), a leading non-state-owned integrated energy company in China, today announced that it intends to offer, subject to market and other conditions, 8,000,000 shares of the Company’s common stock. The Company intends to grant to the underwriters an option to purchase up to 1,200,000 additional shares of the Company’s common stock to cover over-allotments, if any.

The Company anticipates that the net proceeds from the offering will be used for the expansion of its biodiesel production capacity, wholesale distribution and retail gas station businesses and for working capital and general corporate purposes. The Company’s management will retain broad discretion over the use of proceeds, and the Company may ultimately use the proceeds for different purposes than what it currently intends.

Oppenheimer & Co. will act as the sole book-running manager for the offering. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement is available from the SEC’s website at http://www.sec.gov or from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 4th Floor, New York, NY, 10017, Telephone number: (212) 667-8563, Email: EquityProspectus@opco.com. The offering will be made only by means of a prospectus. Before you invest, you should read the prospectus, the registration statement, and the other documents that the Company has filed with the SEC for more complete information about the Company and this offering.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About China Integrated Energy, Inc.

The Company is a leading non-state-owned integrated energy company in the PRC engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations. The Company’s primary business segment is the wholesale distribution of finished oil and heavy oil products. The Company also operates a 100,000-ton biodiesel production plant and seven retail gas stations in China.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding the use of proceeds by the Company from the offering. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Actual use of proceeds may differ materially from those set forth herein as, depending on future events and other changes in the business climate, The Company may determine at a later time to use the net proceeds for different purposes. The Company disclaims any obligation to update or correct this information.

For more information, please contact:

China Integrated Energy, Inc.
Alex Gong, VP of Capital Market
Tel:  +86-136-0127-9912
Email:  alexgong08@gmail.com
Web:  http://www.cbeh.net.cn

HC International, Inc.
Ted Haberfield, Executive VP
Tel:  + 1-760-755-2716
Email:  thaberfield@hcinternational.net
Web:  http://www.hcinternational.net